Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RLJ Entertainment, Inc.

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-220344 and 333-210915) and Form S-1 (No. 333-205588) of RLJ Entertainment, Inc. of our report dated March 16, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

March 16, 2018